Exhibit 99.1

July 19, 2021 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues, Earnings and Record High Stockholders' Equity for the Second Quarter of 2021

NORTH LIBERTY, IOWA - July 19, 2021 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and six months ended June 30, 2021.

Three months ended June 30, 2021:
•Net Income of $20.7 million, and Basic Earnings per Share of $0.26,
•Operating Revenue of $154.1 million,
•Operating Income of $27.4 million,
•Operating Ratio of 82.3% and 79.7% Non-GAAP Adjusted Operating Ratio(1),
•Cash Balance of $167.2 million and Total Assets of $957.0 million,
•Stockholders' Equity of $741.8 million (a record high),
•Debt-Free Balance Sheet.

Six months ended June 30, 2021:
•Net Income of $34.5 million, and Basic Earnings per Share of $0.43,
•Operating Revenue of $306.5 million,
•Operating Income of $45.6 million,
•Operating Ratio of 85.1% and 83.1% Non-GAAP Adjusted Operating Ratio(1)

Heartland Express Chief Executive Officer Mike Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "Our operating results for the three and six months ended June 30, 2021 showed strength in terms of profit, overall operating efficiency, and our continued ability to build cash to $167.2 million at the end of the quarter without any debt on our balance sheet. Freight demand continued to be strong throughout the second quarter of 2021 and is expected to continue to be strong for the remainder of 2021. We also believe that hiring and retaining safe and professional drivers will be the number one challenge in order to fully capitalize on the expected freight demand. We have increased wages and enhanced the compensation features for our drivers multiple times in the last nine months. Further, we have continued to get more creative in providing better pay, benefits, equipment, and facilities for our drivers. While this same employment challenge is facing many businesses in America today, we believe it is more pronounced within our industry. Given that, we intend to continue to invest in our drivers and in creative strategies to address this significant challenge in the months ahead.”

Mr. Gerdin continued, “From a financial perspective, we were able to improve our operating income and control costs to deliver an operating ratio of 82.3% and a non-GAAP adjusted operating ratio(1) of 79.7%, an improvement to the same quarter of 2020 where we delivered an operating ratio of 84.5% and a non-GAAP adjusted operating ratio(1) of 83.0%. The operating ratio delivered was also better sequentially to the first quarter of 2021 and our best consolidated operating ratio delivered since the 3rd quarter of 2019 (Millis Transfer was acquired on August 26, 2019). Specifically, the Heartland Express fleet operated in the upper 70's (mid-70's non-GAAP adjusted operating ratio(1)), during the second quarter of 2021, while the Millis Transfer fleet has shown continued improvement over the 22 months since the acquisition. Millis delivered an operating ratio in the low 90's (for both operating ratio and non-GAAP adjusted operating ratio(1)) and will require additional improvements to achieve the three-year operating ratio target of 85% or lower by the end of the third quarter of 2022, which we believe is attainable. Our operating income for the second quarter was $27.4 million, a 9.5% increase, compared to $25.0 million in the second quarter of 2020 and our strongest quarter of operating income since the second quarter of 2019. We continue to be extremely proud of our employees and what we have accomplished. We believe we are well positioned for the future.”

Financial Results

Heartland Express ended the second quarter of 2021 with operating revenues of $154.1 million, compared to $160.9 million in the second quarter of 2020. The revenues recorded during the second quarter of 2021 grew $1.7 million sequentially, from $152.4 million recorded during the first quarter of 2021. Operating revenues for the quarter included fuel surcharge revenues of $19.1 million, compared to $14.0 million in the same period of 2020. Operating income for the three-month period ended June 30, 2021 was $27.4 million, an increase of $2.4 million as compared to the same period of the prior year. Net income was $20.7 million, compared to $19.2 million in the second quarter of 2020, an increase of 8.1%. Basic earnings per share were $0.26 during the quarter as compared to $0.24 during the same period of 2020. The Company posted an operating ratio of 82.3%, non-GAAP adjusted operating ratio(1) of 79.7%, and a 13.5% net margin (net income as a percentage of operating revenues) in the second quarter of 2021 compared to 84.5%, 83.0%, and 11.9%, respectively, in the second quarter of 2020.

For the six-month period ended June 30, 2021, the Company recorded operating revenues of $306.5 million, compared to $327.2 million in the same period of 2020. Operating revenues for the period included fuel surcharge revenues of $35.9 million, compared to $33.4 million in the same period of 2020. Net income was $34.5 million, compared to $32.4 million in the same period of 2020, an increase of $2.1 million (6.3%), driven primarily by more gains on sale of revenue equipment, tax effected, partially offset by a decline in operating revenues. Basic earnings per share were $0.43 during the period, compared to $0.40 basic earnings per share in the same period of 2020. The Company posted an operating ratio of 85.1%, non-GAAP adjusted operating ratio(1) of 83.1%, and a 11.2% net margin (net income as a percentage of operating revenues) for the six months ended June 30, 2021 compared to 87.1%, 85.6%, and 9.9%, respectively, in the same period of 2020.

Balance Sheet, Liquidity, and Capital Expenditures

As of June 30, 2021, the Company had $167.2 million in cash balances, an increase of $19.0 million since the first quarter of 2021, and no borrowings under the Company's unsecured line of credit. The Company had $88.9 million in available borrowing capacity on the line of credit as of June 30, 2021 after consideration of $11.1 million outstanding letters of credit. In addition to the current borrowing base of $100 million, the Company has the ability to increase the available borrowing base by an additional $100 million, subject to normal credit and lender approvals. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $957.0 million and stockholders' equity of $741.8 million, an all-time high.

Net cash flows from operations for the first six months of 2021 were $62.8 million, 20.5% of operating revenue. Net revenue equipment and terminal transactions provided $8.4 million of cash. The primary uses of net cash during the six-month period ended June 30, 2021 were $15.0 million for the repurchase of our common stock (including amounts payable at December 31, 2020) and $3.2 million for dividends.

The average age of the Company's tractor fleet was 1.8 years as of June 30, 2021 compared to 2.1 years on June 30, 2020. The average age of the Company's trailer fleet was 3.6 years as of June 30, 2021 compared to 3.7 years on June 30, 2020. The Company currently anticipates a total of approximately $35 to $45 million in net capital expenditures for the remainder of calendar year 2021.
The Company continues its commitment to stockholders through the payment of cash dividends and repurchases of common stock. A dividend of $0.02 per share was declared and paid during the first and second quarters of 2021, respectively. The Company has now paid cumulative cash dividends of $493.6 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past seventy-two consecutive quarters since 2003. During the three months ended June 30, 2021, the Company purchased no shares of our common stock. We purchased 768,801 shares of our common stock for $14.5 million, during the six months ended June 30, 2021. As compared to 710,376 shares of our common stock purchased for $12.3 million during the first quarter of 2020, with no shares purchased during the second quarter of 2020. Our outstanding shares at June 30, 2021 were 79.9 million. A total of 3.6 million shares of common stock have been repurchased for $65.8 million over the past five years. The Company has the ability to repurchase an additional 4.7 million shares under the current authorization which would result in 75.2 million outstanding shares if fully executed.

Other Information

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to reducing unnecessary or unproductive costs, our ability to react to changing market conditions, operational improvements, progress toward our goals, and future capital expenditures are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2020. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-626-3600) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
OPERATING REVENUE	$154,128	$160,873	$306,530	$327,191

OPERATING EXPENSES:
Salaries, wages, and benefits	$62,931	$68,147	$127,713	$138,401
Rent and purchased transportation	1,009	1,028	1,973	2,636
Fuel	24,804	18,287	48,961	44,228
Operations and maintenance	5,670	7,597	11,358	14,398
Operating taxes and licenses	3,413	3,724	7,034	7,566
Insurance and claims	4,678	5,852	10,117	11,206
Communications and utilities	967	1,272	2,193	2,692
Depreciation and amortization	25,956	27,168	52,882	53,803
Other operating expenses	5,204	6,056	10,756	12,965
Gain on disposal of property and equipment	(7,855)	(3,247)	(12,088)	(3,018)

	126,777	135,884	260,899	284,877

Operating income	27,351	24,989	45,631	42,314

Interest income	175	157	312	534

Income before income taxes	27,526	25,146	45,943	42,848

Federal and state income taxes	6,784	5,964	11,466	10,428

Net income	$20,742	$19,182	$34,477	$32,420

Earnings per share
Basic	$0.26	$0.24	$0.43	$0.40
Diluted	$0.26	$0.24	$0.43	$0.40

Weighted average shares outstanding
Basic	79,906	81,351	80,028	81,611
Diluted	79,957	81,415	80,081	81,680

Dividends declared per share	$0.02	$0.02	$0.04	$0.04

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	June 30,	December 31,
ASSETS	2021	2020
CURRENT ASSETS
Cash and cash equivalents	$167,241	$113,852
Trade receivables, net	59,290	55,577
Prepaid tires	8,768	8,241
Other current assets	12,212	15,342
Total current assets	247,511	193,012

PROPERTY AND EQUIPMENT	744,891	779,360
Less accumulated depreciation	244,510	240,080
	500,381	539,280
GOODWILL	168,295	168,295
OTHER INTANGIBLES, NET	23,550	24,746
DEFERRED INCOME TAXES, NET	—	8,164
OTHER ASSETS	17,248	17,679
	$956,985	$951,176
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$18,952	$12,751
Compensation and benefits	24,002	22,422
Insurance accruals	14,521	15,837
Income taxes payable	1,090	1,475
Other accruals	18,654	18,557
Total current liabilities	77,219	71,042
LONG-TERM LIABILITIES
Income taxes payable	5,306	5,801
Deferred income taxes, net	90,471	104,004
Insurance accruals less current portion	42,223	45,995
Total long-term liabilities	138,000	155,800
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2021 and 2020; outstanding 79,913 and 80,653 in 2021 and 2020, respectively	907	907
Additional paid-in capital	4,531	4,330
Retained earnings	922,249	890,970
Treasury stock, at cost; 10,776 and 10,036 in 2021 and 2020, respectively	(185,921)	(171,873)
	741,766	724,334
	$956,985	$951,176

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue, operating revenue excluding fuel surcharge revenue, fuel surcharge revenue, operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$154,128	$160,873	$306,530	$327,191
Less: Fuel surcharge revenue	19,132	13,981	35,916	33,445
Operating revenue, excluding fuel surcharge revenue	134,996	146,892	270,614	293,746

Operating expenses	126,777	135,884	260,899	284,877
Less: Fuel surcharge revenue	19,132	13,981	35,916	33,445
Adjusted operating expenses	107,645	121,903	224,983	251,432

Operating income	$27,351	$24,989	$45,631	$42,314
Operating ratio	82.3%	84.5%	85.1%	87.1%
Adjusted operating ratio	79.7%	83.0%	83.1%	85.6%

(a) Operating revenue excluding fuel surcharge revenue, fuel surcharge revenue, and adjusted operating ratio as reported in this press release are based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that adjusted operating ratio is more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control. Adjusted operating ratio is not a substitute for operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that adjusted operating ratio improves comparability in analyzing our period-to-period performance, it could limit comparability to other companies in our industry if those companies define adjusted operating ratio differently. Because of these limitations, adjusted operating ratio should not be considered a measure of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.